Contact: Sheila Davis - PR/IR Mgr. - 641-585-6803 - sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES ANNOUNCES LETTER OF INTENT FOR POTENTIAL ACQUISITION

FOREST CITY, IOWA, October 18, 2010- Winnebago Industries, Inc. (NYSE:WGO), a leading United States (U.S.) motor home manufacturer, today reported the Company has signed a Letter of Intent indicating its interest in acquiring SunnyBrook Manufacturing, Inc. Upon execution of this Letter of Intent, the Company began a due diligence process that will result in a formal assessment of SunnyBrook Manufacturing and a final decision on proceeding with the acquisition. The Company anticipates the due diligence process to be completed such that the acquisition would be finalized by the end of the calendar year. A more thorough statement will be made at that time regarding the complete scope of this potential acquisition.
“We began our journey to access potential diversification efforts last year with the announcement on November 4, 2009 that we had created a new position for strategic planning, and as part of that new assignment, Randy Potts, our Sr. Vice President, Strategic Planning, was tasked with investigating potential diversification strategies,” said Winnebago Industries' Chairman, CEO and President Bob Olson. “This potential acquisition would mark the first action the company has taken on this front.”
About SunnyBrook Manufacturing
SunnyBrook Manufacturing is located in Middlebury, Indiana and produces a variety of towable RVs under the SunnyBrook RV brand name consisting of Harmony, Brookside, Bristol Bay, Edgewater and Sunset Creek travel trailers and Harmony, Brookside, Bristol Bay, West Pointe, Big Dog and Titan fifth wheel trailers.

About Winnebago Industries
Winnebago Industries, Inc. is a leading U.S. manufacturer of motor homes which are self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and ERA brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since the award's inception in 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to new product introductions by competitors, low consumer confidence, a further or continued slowdown in the economy, interest rates and availability of credit, inadequate liquidity or capital resources, significant increase in repurchase obligations, availability and price of fuel, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, the effect of global tensions, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.
# # #